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                                                                     EXHIBIT 5


Bradley A. Van Auken
Two North Riverside Plaza
Chicago, Illinois  60606
(312) 474-1300


                                  June 15, 2001




EQUITY RESIDENTIAL PROPERTIES TRUST
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606

Ladies and Gentlemen:

      I have acted as Maryland counsel to Equity Residential Properties Trust, a Maryland statutory real estate investment trust (the "Trust"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement on Form S-3 of the Trust (the "Registration Statement") to be filed on or about June 15, 2001 with the Securities and Exchange Commission (the "Commission"), of up to 869,760 Common Shares (the "Shares"), par value $.01 per share, (i) to be offered and sold from time to time by certain selling shareholders of the Trust listed in the Registration Statement after issuance by the Trust upon the exchange of common units (including common units which may be issued upon conversion of preference units) of limited partnership interest ("Issued Units") of ERP Operating Limited Partnership (the "Operating Partnership"), an Illinois limited partnership, in accordance with the Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of August 1, 1998 (the "Partnership Agreement"), and (ii) upon issuance in exchange for common units of limited partnership interest ("Earn-Out Units") of the Operating Partnership that have been and may hereafter be issued by the Operating Partnership pursuant to the terms of that certain Conveyance Agreement dated as of April 22, 1998, as amended, by and among Grove Corporation (predecessor-in-interest to the Operating Partnership) and the twenty-two limited partnerships listed on the signature page thereto (the "Earn-Out Agreement"). This opinion is being furnished to you at your request in connection with the filing of the Registration Statement.

      In rendering the opinion expressed herein, I have reviewed originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, the Declaration of Trust and Bylaws of the Trust, the Partnership Agreement, the Earn-Out Agreements, the proceedings of the Board of Trustees of the Trust or committees thereof relating to the authorization and issuance of the Issued Units, the Earn-Out Units, and the Shares, an Officer's Certificate of the Trust (the "Certificate"), and such other statutes, certificates, instruments, and documents relating to the Trust and matters of law as I have deemed necessary to the issuance of this opinion.

      In my examination of the aforesaid documents, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to me as originals, the conformity with originals of all documents submitted to me as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by me. In making my examination of documents executed by parties other than the Trust, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and I have also assumed the due authorization by all requisite action, trust or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect, and enforceability thereof with respect to such parties. As to any facts material to this opinion which I did not independently establish or verify, I have relied solely upon the Certificate.

      Based upon the foregoing, having regard for such legal considerations as I deem relevant, and limited in all respects to applicable Maryland law, I am of the opinion and advise you that:

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            (1) The Shares to be issued upon exchange of the Issued Units have been duly authorized and, if and when such Shares are issued and delivered in accordance with the terms of the Partnership Agreement, upon the exchange of the Issued Units as contemplated thereby and as contemplated by the resolutions authorizing their issuance, will be validly issued, fully paid, and non-assessable.

            (2) The Shares to be issued upon exchange of the Earn-Out Units have been duly authorized and, if and when any such Earn-Out Units not yet issued are issued and delivered in accordance with the terms of the Earn-Out Agreement and as contemplated by the resolutions authorizing their issuance and such Shares are issued and delivered in accordance with the terms of the Partnership Agreement upon the exchange of the Earn-Out Units as contemplated thereby and as contemplated by the resolutions authorizing their issuance, will be validly issued, fully paid, and non-assessable.

      In addition to the qualifications set forth above, this opinion is subject to the qualification that I express no opinion as to the laws of any jurisdiction other than the State of Maryland. I assume that the issuance of the Shares will not cause (i) the Trust to issue Common Shares in excess of the number of Common Shares authorized by the Trust's Declaration of Trust at the time of their issuance or (ii) any person to violate any of the Ownership Limit or Excepted Holder Limit provisions of the Trust's Declaration of Trust (as defined in Article VII thereof). I also assume that the Issued Units have been, and the Earn-out Units, have been and will be, validly issued under the Partnership Agreement and the laws of the State of Illinois. This opinion concerns only the effect of the laws (exclusive of the securities or "blue sky" laws and the principles of conflict of laws) of the State of Maryland as currently in effect. I assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to my attention after the date hereof that might change this opinion. To the extent that any documents referred to herein (including, without limitation, the Partnership Agreement and the Earn-Out Agreements) are governed by the laws of a jurisdiction other than the State of Maryland, I have assumed that the laws of such jurisdiction are the same as the laws of the State of Maryland. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

                                    Very truly yours,




                                    /s/ Bradley A. Van Auken